Exhibit 99.1

Jake Elguicze Treasurer and Vice President of Investor Relations 610-948-2836

FOR IMMEDIATE RELEASE	February 22, 2018

TELEFLEX REPORTS FOURTH QUARTER AND FULL YEAR 2017 RESULTS; PROVIDES 2018 GUIDANCE

Fourth Quarter 2017 Revenues of $595.1 million, up 15.8% Versus Prior Year Period; up 12.6% on Constant Currency Basis

Fourth Quarter 2017 GAAP Diluted EPS of ($0.92), down 171.3% Versus Prior Year Period

Fourth Quarter 2017 Adjusted Diluted EPS of $2.44, up 14.6% Versus Prior Year Period

Full Year 2017 Revenues of $2,146.3 million, up 14.9% Versus Prior Year; up 14.1% on Constant Currency Basis

Full Year 2017 GAAP Diluted EPS of $3.33, down 33.1% Versus Prior Year

Full Year 2017 Adjusted Diluted EPS of $8.40, up 14.4% Versus Prior Year

2018 Guidance Range for GAAP Revenue Growth of 14% to 15%

2018 Guidance Range for Constant Currency Revenue Growth of 12% to 13%

2018 Guidance Range for GAAP Diluted EPS of $7.10 to $7.20

2018 Guidance Range for Adjusted Diluted EPS of $9.55 to $9.75

Wayne, PA -- Teleflex Incorporated (NYSE: TFX) (the “Company”) today announced financial results for the fourth quarter and full year ended December 31, 2017.

Fourth quarter 2017 net revenues were $595.1 million, an increase of 15.8% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, fourth quarter 2017 net revenues increased 12.6% over the year ago period.

Fourth quarter 2017 GAAP diluted earnings per share from continuing operations decreased 171.3% to ($0.92), as compared to $1.29 in the prior year period. The decrease in GAAP diluted earnings per share from continuing operations is due to $107.9 million of tax expense reflecting the impact of the Tax Cuts and Jobs Act ("TCJA"), which was enacted on December 22, 2017. Fourth quarter 2017 adjusted diluted earnings per share from continuing operations increased 14.6% to $2.44, compared to $2.13 in the prior year period.

Full year 2017 net revenues were $2,146.3 million, an increase of 14.9% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, full year 2017 net revenues increased 14.1% over the year ago period.

Full year 2017 GAAP diluted earnings per share from continuing operations decreased 33.1% to $3.33, as compared to $4.98 in the prior year period. The decrease in GAAP diluted earnings per share from continuing operations is due to $107.9 million of tax expense reflecting the impact of the TCJA, which was enacted on December 22, 2017. Full year 2017 adjusted diluted earnings per share from continuing operations increased 14.4% to $8.40, compared to $7.34 in the prior year period.

Liam Kelly, President and Chief Executive Officer, said, “Despite modestly softer than expected sales in the fourth quarter, due in part to Vascular Solutions distributor go-directs within EMEA, we reported solid gross and operating margin performance in the period and delivered full year adjusted earnings per share results at the high-end of our guidance range. Following our acquisition of NeoTract, the business continues to perform at a high level, with UroLift experiencing deeper penetration of the BPH market. UroLift delivered $39 million in revenues for the fourth quarter, which represented growth of 121% year-over-year, and we remain excited about the long-term contributions the business will make to our revenue growth and margin profile.”

Added Mr. Kelly, “As we look into 2018, our new product launches, our acquisitions of Vascular Solutions and NeoTract, and gross and operating margin expansion programs give us confidence we can deliver double digit constant currency revenue growth and significant adjusted earnings per share expansion.”

FOURTH QUARTER AND FULL YEAR NET REVENUE BY SEGMENT

Following the Company's acquisition of Vascular Solutions, the Company commenced an integration program under which it is combining the Vascular Solutions business with some of its legacy businesses. Specifically, the Company is combining the Vascular Solutions North American business with the Company's interventional access business, which formerly was part of the Vascular North America operating segment, and the Company's cardiac business, which formerly was a separate operating segment included in the "all other" category for purposes of segment reporting. These businesses are now in the Company's Interventional North America operating segment. Additionally, the Company is combining the Vascular Solutions businesses in Europe, Asia and Latin America with the Company's legacy businesses in the respective locations, and these Vascular Solutions businesses are now part of the EMEA (Europe, Middle East and Africa), Asia and Latin America operating segments, respectively. The changes in the Company’s operating segments, which became effective in the fourth quarter 2017, also reflect the manner in which the Company’s new chief operating decision maker assesses business performance and allocation of resources.
As a result of the operating segment changes described above, the Company has the following seven reportable segments: Vascular North America, Interventional North America, Anesthesia North America, Surgical North

America, Europe, Middle East and Africa ("EMEA"), Asia and Original Equipment and Development Services ("OEM"). In connection with the presentation of segment information, we will continue to present certain operating segments, which now include Interventional Urology North America and Respiratory North America as well as Latin America, in the “all other” category because they are not material. All prior comparative periods presented in this release have been restated to reflect these changes.

The following tables provide information regarding net revenues in each of the Company's reportable operating segments and all of its other operating segments for the three and twelve months ended December 31, 2017 and December 31, 2016 on both a GAAP and constant currency basis. The discussion below the table of the principal factors behind changes in net revenues for the three months ended December 31, 2017 as compared to the prior year period applies to both GAAP revenue and constant currency revenue, although GAAP revenue also was affected by foreign currency exchange rate fluctuations, as indicated in the "Foreign Currency" column of the table.

	Three Months Ended		% Increase/ (Decrease)
	December 31, 2017	December 31, 2016	Constant Currency	Foreign Currency	Total Change
	(Dollars in millions)
Vascular North America	$80.7	$80.3	0.3%	0.2%	0.5%
Interventional North America	61.7	22.2	177.2%	0.4%	177.6%
Anesthesia North America	49.9	54.9	(9.4)%	0.2%	(9.2)%
Surgical North America	43.7	48.3	(9.8)%	0.4%	(9.4)%
EMEA	143.6	135.7	(2.0)%	7.8%	5.8%
Asia	78.8	73.0	4.5%	3.5%	8.0%
OEM	46.0	45.3	(0.1)%	1.4%	1.3%
All Other	90.7	54.2	67.0%	0.6%	67.6%
Total	$595.1	$513.9	12.6%	3.2%	15.8%

	Twelve Months Ended		% Increase/ (Decrease)
	December 31, 2017	December 31, 2016	Constant Currency	Foreign Currency	Total Change
	(Dollars in millions)
Vascular North America	$313.6	$295.2	6.1%	0.1%	6.2%
Interventional North America	220.6	82.4	167.5%	0.1%	167.6%
Anesthesia North America	198.0	198.8	(0.5)%	0.1%	(0.4)%
Surgical North America	175.2	172.2	1.6%	0.1%	1.7%
EMEA	552.7	510.9	6.3%	1.9%	8.2%
Asia	269.2	249.4	7.0%	0.9%	7.9%
OEM	183.0	161.0	13.2%	0.5%	13.7%
All Other	234.0	198.1	18.0%	0.1%	18.1%
Total	$2,146.3	$1,868.0	14.1%	0.8%	14.9%

Vascular North America fourth quarter 2017 net revenues were $80.7 million, an increase of 0.5% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, fourth quarter 2017 net revenues increased 0.3% compared to the prior year period. The increase in constant currency revenue is primarily attributable to higher sales volumes of existing products, despite the unfavorable impact of five fewer shipping days in the fourth quarter of 2017, and an increase in new product sales and price increases.

Interventional North America fourth quarter 2017 net revenues were $61.7 million, an increase of 177.6% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, fourth quarter 2017 net revenues increased 177.2% compared to the prior year period. The increase in constant currency revenue is primarily attributable to net revenues generated by sales of Vascular Solutions' products. We acquired Vascular Solutions in February 2017.

Anesthesia North America fourth quarter 2017 net revenues were $49.9 million, a decrease of 9.2% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, fourth quarter 2017 net revenues decreased 9.4% compared to the prior year period. The decrease in constant currency revenue is primarily attributable to a decline in sales volumes of existing products, due in part to five fewer shipping days in the fourth quarter of 2017, partially offset by an increase in net revenues generated by an acquired business and an increase in new product sales.

Surgical North America fourth quarter 2017 net revenues were $43.7 million, a decrease of 9.4% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, fourth quarter 2017 net revenues decreased 9.8% compared to the prior year period. The decrease in constant currency revenue is primarily attributable to a decline in sales volumes of existing products, due in part to five fewer shipping days in the fourth quarter of 2017, partially offset by an increase in new product sales and price increases.

EMEA fourth quarter 2017 net revenues were $143.6 million, an increase of 5.8% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, fourth quarter 2017 net revenues decreased 2.0% compared to the prior year period. The decrease in constant currency revenue is primarily attributable to a decline in sales volumes of existing products, due in part to five fewer shipping days in the fourth quarter of 2017, partially offset by net revenues generated by acquired businesses and an increase in new product sales.

Asia fourth quarter 2017 net revenues were $78.8 million, an increase of 8.0% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, fourth quarter 2017 net revenues increased 4.5%. The increase in constant currency revenue is primarily attributable to net revenues generated by acquired businesses and price increases.

OEM fourth quarter 2017 net revenues were $46.0 million, an increase of 1.3% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, fourth quarter 2017 net revenues decreased 0.1% compared to the prior year period. The decrease in constant currency revenue is primarily attributable to a decline in sales volumes of existing products, due in part to five fewer shipping days in the fourth quarter of 2017, partially offset by an increase in new product sales.

All Other fourth quarter 2017 net revenues were $90.7 million, an increase of 67.6% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, fourth quarter 2017 net revenues increased 67.0% compared to the prior year period. The increase in constant currency revenue is primarily attributable to net revenues generated by NeoTract.
OTHER FINANCIAL HIGHLIGHTS AND KEY PERFORMANCE METRICS

Depreciation expense, amortization of intangible assets and deferred financing charges for 2017 totaled $160.3 million compared to $128.3 million for the prior year period.

Cash and cash equivalents at December 31, 2017 were $333.6 million compared to $543.8 million at December 31, 2016.

Net accounts receivable at December 31, 2017 were $345.9 million compared to $272.0 million at December 31, 2016.

Net inventories at December 31, 2017 were $395.7 million compared to $316.2 million at December 31, 2016.

2018 OUTLOOK

On a GAAP basis, revenues in 2018 are expected to increase 14% to 15% over the prior year, reflecting the anticipated 2.0% favorable impact of foreign currency exchange rate fluctuations. On a constant currency basis, the Company estimates that revenues for full year 2018 will increase 12% to 13%.

The Company expects full year 2018 GAAP diluted earnings per share from continuing operations to be between $7.10 and $7.20. The Company expects adjusted diluted earnings per share from continuing operations to be between $9.55 and $9.75 for full year 2018, representing an increase of 13.7% to 16.1% over 2017, reflecting our expectation of an approximately 3% positive impact from foreign currency exchange rate fluctuations.

Forecasted 2018 Constant Currency Revenue Growth Reconciliation

	Low	High

2018 GAAP revenue growth	14%	15%

Estimated impact of foreign currency exchange rate fluctuations	(2)%	(2)%

2018 constant currency revenue growth	12%	13%

Forecasted 2018 Adjusted Earnings Per Share Reconciliation

	Low	High

Diluted earnings per share attributable to common shareholders	$7.10	$7.20

Restructuring, restructuring related and impairment items, net of tax	$0.17	$0.20

Acquisition, integration and divestiture related items, net of tax	$0.27	$0.30

Other items, net of tax	$0.01	$0.02

Intangible amortization expense, net of tax	$2.00	$2.03

Adjusted diluted earnings per share	$9.55	$9.75

CONFERENCE CALL WEBCAST AND ADDITIONAL INFORMATION

As previously announced, Teleflex will comment on its financial results on a conference call to be held today at 8:00 a.m. (ET). The call will be available live and archived on the company’s website at www.teleflex.com and the accompanying presentation will be posted prior to the call. An audio replay will be available until February 27, 2018 at 11:59pm (ET), by calling 855-859-2056 (U.S./Canada) or 404-537-3406 (International), Passcode: 6373419.

ADDITIONAL NOTES

References in this release to the impact of foreign currency exchange rate fluctuations on adjusted diluted earnings per share include both the impact of translating foreign currencies into U.S. dollars and the impact of foreign currency exchange rate fluctuations on foreign currency denominated transactions.

In the discussion of segment results, "new products" refers to products we have sold commercially within the past 36 months and "existing products" refers to products we have sold commercially for more than 36 months.

Certain financial information is presented on a rounded basis, which may cause minor differences.

Segment results and commentary exclude the impact of discontinued operations.

NOTES ON NON-GAAP FINANCIAL MEASURES

We report our financial results in accordance with accounting principles generally accepted in the United States, commonly referred to as “GAAP.” In this press release, we provide supplemental information, consisting of the following non-GAAP financial measures: adjusted diluted earnings per share and constant currency revenue growth. These non-GAAP measures are described in more detail below. Management uses these financial measures to assess Teleflex’s financial performance, make operating decisions, allocate financial resources, provide guidance on possible future results, and assist in its evaluation of period-to-period and peer comparisons. The non-GAAP measures may be useful to investors because they provide insight into management’s assessment of our business, and provide supplemental information pertinent to a comparison of period-to-period results of our ongoing operations. The non-GAAP financial measures are presented in addition to results presented in accordance with GAAP and should not be relied upon as a substitute for GAAP financial measures. Moreover, our non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

Tables reconciling historical adjusted diluted earnings per share to historical GAAP diluted earnings per share are set forth below. Tables reconciling changes in historical constant currency net revenues to historical GAAP net revenues are set forth above under “Fourth Quarter and Full Year Net Revenue by Segment”. Tables reconciling forecasted 2018 constant currency revenue growth and forecasted 2018 adjusted earnings per share to their respective most directly comparable forecasted GAAP measures, forecasted 2018 revenue growth and forecasted 2018 diluted earnings per share available to common stockholders, are set forth above under “2018 Outlook.”

Adjusted diluted earnings per share: This non-GAAP measure is based upon diluted earnings per share available to common stockholders, the most directly comparable GAAP measure, adjusted to exclude, depending on the period presented, the impact (net of tax) of (i) restructuring, restructuring related and impairment items; (ii) acquisition, integration and divestiture related items; (iii) other items identified in note (C) to the reconciliation tables set forth below; (iv) amortization of debt discount on convertible notes; (v) intangible amortization expense; (vi) loss on extinguishment of debt and (vii) tax adjustments. Management does not believe that any of the excluded items are indicative of our underlying core performance or business trends.

In addition, the calculation of the weighted average number of diluted shares within adjusted earnings per share gives effect to the anti-dilutive impact of shares due to the Company under its previously outstanding convertible note hedge agreements. The convertible note hedge agreements reduced the potential economic dilution that otherwise would have occurred upon conversion of the Company’s senior subordinated convertible notes (under GAAP, the anti-dilutive impact of the convertible note hedge agreements was not reflected in the weighted average number of diluted shares). We believe that an adjustment to show the anti-dilutive effect of the convertible note hedge agreements provides supplemental information that can be useful to investors in assessing the computation of diluted earnings per share.

Constant currency revenue growth: This non-GAAP measure is based upon net revenues, adjusted to eliminate the impact of translating the results of international subsidiaries at different currency exchange rates from period to period. The impact of changes in foreign currency may vary significantly from period to period, and generally are outside of the control of our management. We believe that this measure facilitates a comparison of our operating performance exclusive of fluctuations that do not reflect our underlying performance or business trends.

RECONCILIATION OF CONSOLIDATED STATEMENT OF INCOME ITEMS
Dollars in millions, except per share amounts

Quarter Ended - December 31, 2017
	Cost of goods sold	Selling, general and administrative expenses	Research and development expenses	Restructuring and impairment charges	(Gain) loss on sale of business and assets	Interest expense, net	Income taxes	Net income (loss) attributable to common shareholders from continuing operations	Diluted earnings per share available to common shareholders	Shares used in calculation of GAAP and adjusted earnings per share
GAAP Basis	$264.4	$213.3	$25.5	$1.1	—	$23.5	$110.2	$42.8)	$0.92)	46,636
Adjustments
Restructuring, restructuring related and impairment items (A)	3.9	0.3	0.3	1.1	—	—	1.8	3.7	$0.08	—
Acquisition, integration and divestiture related items (B)	0.4	16.2	0.2	—	—	—	(2.8)	19.5	$0.42	—
Other items (C)	1.3	1.9	—	—	—	—	0.6	2.7	$0.06	—
Amortization of debt discount on convertible notes (D)	—	—	—	—	—	—	—	—	—	—
Intangible amortization expense (E)	—	34.7	0.1	—	—	—	10.0	24.8	$0.53	—
Loss on extinguishment of debt (F)	—	—	—	—	—	—	—	—	—	—
Tax adjustments (G)	—	—	—	—	—	—	(106.0)	106.0	$2.27	—
Shares due to Teleflex under note hedge (H)	—	—	—	—	—	—	—	—	—	—
Adjusted basis	$258.8	$160.2	$24.9	—	—	$23.5	$13.9	$113.7	$2.44	46,636

Quarter Ended - December 31, 2016
	Cost of goods sold	Selling, general and administrative expenses	Research and development expenses	Restructuring and impairment charges	(Gain) loss on sale of business and assets	Interest expense, net	Income taxes	Net income (loss) attributable to common shareholders from continuing operations	Diluted earnings per share available to common shareholders	Shares used in calculation of GAAP and adjusted earnings per share
GAAP Basis	$240.9	$144.2	$15.7	$46.4	$0.2)	$16.2	$10.1)	$60.9	$1.29	47,112
Adjustments
Restructuring, restructuring related and impairment items (A)	3.7	0.5	0.0	46.4	—	—	18.0	32.5	$0.69	—
Acquisition, integration and divestiture related items (B)	—	(5.1)	—	—	(0.2)	3.4	1.9	(3.7)	$0.08)	—
Other items (C)	—	0.2	—	—	—	—	0.1	0.1	$0.00	—
Amortization of debt discount on convertible notes (D)	—	—	—	—	—	1.1	0.4	0.7	$0.02	—
Intangible amortization expense (E)	—	15.9	0.1	—	—	—	4.0	12.0	$0.26	—
Loss on extinguishment of debt (F)	—	—	—	—	—	—	0.0	0.0	$0.00	—
Tax adjustments (G)	—	—	—	—	—	—	4.9	(4.9)	$0.10)	—
Shares due to Teleflex under note hedge (H)	—	—	—	—	—	—	—	—	$0.06	(1,343)
Adjusted basis	$237.2	$132.7	$15.6	—	—	$11.7	$19.3	$97.5	$2.13	45,769

(A) Restructuring, restructuring related and impairment items - Restructuring programs involve discrete initiatives designed to, among other things, consolidate or relocate manufacturing, administrative and other facilities, improve operating efficiencies and integrate acquired businesses. Our restructuring charges consist of termination benefits, contract termination costs, facility closure costs and other exit costs associated with a specific restructuring program. Restructuring related charges are directly related to our restructuring programs and consist of facility consolidation costs, including accelerated depreciation expense related to facility closures, costs to transfer manufacturing operations between locations, and retention bonuses offered to certain employees as an incentive for them to remain with our company after completion of the restructuring program. For the three months ended December 31, 2017 and December 31, 2016, pre-tax restructuring related charges were $4.4 million and $4.2 million, respectively. There were no impairment items during the three months ended December 31, 2017. In the three months ended December 31, 2016, impairment items included (i) a pre-tax, non-cash $41.0 million impairment charge and a $14.9 million reduction in related deferred tax liabilities in connection with discontinuation of an in-process research and development project; (ii) $2.4 million in pre-tax, non-cash impairment charges related to two properties, one of which was classified as an asset held for sale; and (iii) a $0.7 million reduction in related deferred tax liabilities.

(B) Acquisition, integration and divestiture related items - Acquisition and integration expenses are incremental charges, other than restructuring or restructuring related expenses, that are directly related to specific business or asset acquisition transactions. These charges may include, among other things, professional, consulting and other fees; systems integration costs; legal entity restructuring expense; inventory step-up amortization (amortization, through cost of goods sold, of the increase in fair value of inventory resulting from a fair value calculation as of the acquisition date); fair value adjustments to contingent consideration; and bridge loan facility and backstop financing fees in connection with facilities that ultimately were not utilized. For the three months ended December 31, 2017, the majority of these charges were related to our acquisitions of Vascular Solutions and NeoTract. For the three months ended December 31, 2016, amounts attributable to these activities reflect reversals related to contingent consideration liabilities, including $8.3 million related to the discontinuation of an in-process research and development project, somewhat offset by acquisition costs. Divestiture related activities involve specific business or asset sales. Depending primarily on the terms of the divestiture transaction, the carrying value of the divested business or assets on our financial statements and other costs we incur as a direct result of the divestiture transaction, we may recognize a gain or loss in connection with the divestiture related activities.

(C) Other items - These are discrete items that occur sporadically and can affect period-to-period comparisons. For the three months ended December 31, 2017, these items included both gains and losses associated with litigation settlements, the reversal of previously recognized income due to distributor acquisitions related to Vascular Solutions, the reversal of previously recognized income due to our distributor conversion in China, and relabeling costs. For the three months ended December 31, 2016, these items included relabeling costs.

(D) Amortization of debt discount on convertible notes - When we sold $400 million principal amount of our 3.875% convertible notes (the “convertible notes”) in 2010, we allocated the proceeds between the liability and equity components of the debt, in accordance with GAAP. As a result, the $83.7 million difference between the proceeds of the sale of the convertible notes and the liability component of the debt constituted a debt discount that was to be amortized to interest expense over the approximately seven-year term of the convertible notes, which significantly increased the amount we recorded as interest expense attributable to the convertible notes. The amount of the amortization of the debt discount was reduced as a result of our repurchases of convertible notes in 2016 and 2017 and redemptions of the convertible notes by holders of the notes, although we continued to amortize the remaining portion of the debt discount to interest expense until August 2017, when all remaining convertible notes were either converted or matured.

(E) Intangible amortization expense - Certain intangible assets, including customer relationships, intellectual property, distribution rights, trade names and non-competition agreements, initially are recorded at historical cost and then amortized over their respective estimated useful lives. The amount of such amortization can vary from period to period as a result of, among other things, business or asset acquisitions or dispositions.

(F) Loss on extinguishment of debt - In connection with debt refinancings, debt repayments, repurchases of convertible notes and redemptions of convertible notes, outstanding indebtedness is extinguished. These events, which have occurred from time to time on an irregular basis, have resulted in losses reflecting, among other things, unamortized debt issuance costs, as well as debt prepayment fees and premiums (including conversion premiums resulting from conversion of convertible securities).

(G) Tax adjustments - These adjustments represent the impact of the expiration of applicable statutes of limitations for prior year returns, the resolution of audits, the filing of amended returns with respect to prior tax years and/or tax law changes affecting our deferred tax liability. In addition, for the three months ended December 31, 2017, these items include tax expense associated with the TCJA, which was enacted on December 22, 2017.

(H) Adjusted diluted shares are calculated by giving effect to the anti-dilutive impact of the Company’s convertible note hedge agreements, which reduced the potential economic dilution that otherwise would have occurred upon conversion of the Company's convertible notes. Under GAAP, the anti-dilutive impact of the convertible note hedge agreements is not reflected in the weighted average number of diluted shares.

RECONCILIATION OF CONSOLIDATED STATEMENT OF INCOME ITEMS
Dollars in millions, except per share amounts

Year Ended - December 31, 2017
	Cost of goods sold	Selling, general and administrative expenses	Research and development expenses	Restructuring and impairment charges	(Gain) loss on sale of business and assets	Interest expense, net	Loss on extinguishment of debt, net	Income taxes	Net income (loss) attributable to common shareholders from continuing operations	Diluted earnings per share available to common shareholders	Shares used in calculation of GAAP and adjusted earnings per share
GAAP Basis	$974.5	$700.0	$84.8	$14.8	—	$81.8	$5.6	$129.6	$155.3	$3.33	46,664
Adjustments
Restructuring, restructuring related and impairment items (A)	12.7	0.8	1.0	14.8	—	—	—	9.1	20.3	$0.44	—
Acquisition, integration and divestiture related items (B)	10.8	27.8	0.2	—	—	2.1	—	4.1	36.8	$0.79	—
Other items (C)	1.3	(1.9)	—	—	—	—	—	(1.1)	0.6	$0.01	—
Amortization of debt discount on convertible notes (D)	—	—	—	—	—	0.9	—	0.3	0.6	$0.01	—
Intangible amortization expense (E)	—	98.3	0.4	—	—	—	—	27.7	71.1	$1.52	—
Loss on extinguishment of debt (F)	—	—	—	—	—	—	5.6	2.0	3.5	$0.08	—
Tax Adjustments (G)	—	—	—	—	—	—	—	(101.4)	101.4	$2.17	—
Shares due to Teleflex under note hedge (H)	—	—	—	—	—	—	—	—	—	$0.05	(280)
Adjusted basis	$949.6	$574.9	$83.1	—	—	$78.8	—	$70.3	$389.5	$8.40	46,384

Year Ended - December 31, 2016
	Cost of goods sold	Selling, general and administrative expenses	Research and development expenses	Restructuring and impairment charges	(Gain) loss on sale of business and assets	Interest expense, net	Loss on extinguishment of debt, net	Income taxes	Net income (loss) attributable to common shareholders from continuing operations	Diluted earnings per share available to common shareholders	Shares used in calculation of GAAP and adjusted earnings per share
GAAP Basis	$871.8	$563.3	$58.6	$59.2	$4.4)	$54.5	$19.3	$8.1	$237.2	$4.98	47,646
Adjustments
Restructuring, restructuring related and impairment items (A)	14.6	0.7	0.0	59.2	—	—	—	25.5	49.1	$1.03	—
Acquisition, integration and divestiture related items (B)	—	(3.0)	—	—	(4.4)	3.4	—	1.2	(5.2)	$0.11)	—
Other items (C)	—	0.5	0.0	—	—	—	—	0.2	0.4	$0.01	—
Amortization of debt discount on convertible notes (D)	—	—	—	—	—	7.2	—	2.6	4.5	$0.10	—
Intangible amortization expense (E)	—	63.1	0.4	—	—	—	—	16.1	47.4	$0.99	—
Loss on extinguishment of debt (F)	—	—	—	—	—	—	19.3	7.0	12.2	$0.26	—
Tax adjustments (G)	—	—	—	—	—	—	—	10.7	(10.7)	$0.23)	—
Shares due to Teleflex under note hedge (H)	—	—	—	—	—	—	—	—	—	$0.31	(2,025)
Adjusted basis	$857.3	$502.0	$58.1	—	—	$43.9	—	$71.5	$334.8	$7.34	45,621

(A) Restructuring, restructuring related and impairment items - Restructuring programs involve discrete initiatives designed to, among other things, consolidate or relocate manufacturing, administrative and other facilities, improve operating efficiencies and integrate acquired businesses. Our restructuring charges consist of termination benefits, contract termination costs, facility closure costs and other exit costs associated with a specific restructuring program. Restructuring related charges are directly related to our restructuring programs and consist of facility consolidation costs, including accelerated depreciation expense related to facility closures, costs to transfer manufacturing operations between locations, and retention bonuses offered to certain employees as an incentive for them to remain with our company after completion of the restructuring program. For the twelve months ended December 31, 2017 and December 31, 2016, pre-tax restructuring related charges were $14.6 million and $15.3 million. There were no impairment items during the twelve months ended December 31, 2017. In the twelve months ended December 31, 2016, impairment items included (i) a pre-tax, non-cash $41.0 million impairment charge and a $14.9 million reduction in related deferred tax liabilities in connection with discontinuation of an in-process research and development project; (ii) $2.4 million in pre-tax, non-cash impairment charges related to two properties, one of which was classified as an asset held for sale and (iii) a $0.7 million reduction in related deferred tax liabilities.

(B) Acquisition, integration and divestiture related items - Acquisition and integration expenses are incremental charges, other than restructuring or restructuring related expenses, that are directly related to specific business or asset acquisition transactions. These charges may include, among other things, professional, consulting and other fees; systems integration costs; legal entity restructuring expense; inventory step-up amortization (amortization, through cost of goods sold, of the increase in fair value of inventory resulting from a fair value calculation as of the acquisition date); fair value adjustments to contingent consideration; and bridge loan facility and backstop financing fees in connection with facilities that ultimately were not utilized. For the twelve months ended December 31, 2017, the majority of these charges were related to our acquisitions of Vascular Solutions and NeoTract. For the twelve months ended December 31, 2016, amounts attributable to these activities reflect reversals related to contingent consideration liabilities, including $8.3 million related to the discontinuation of an in-process research and development project, and the gain on a sale of assets, somewhat offset by acquisition costs. Divestiture related activities involve specific business or asset sales. Depending primarily on the terms of the divestiture transaction, the carrying value of the divested business or assets on our financial statements and other costs we incur as a direct result of the divestiture transaction, we may recognize a gain or loss in connection with the divestiture related activities.

(C) Other items - These are discrete items that occur sporadically and can affect period-to-period comparisons. For the twelve months ended December 31, 2017, these items included both gains and losses associated with litigation settlements, the reversal of previously recognized income due to distributor acquisitions related to Vascular Solutions, the reversal of previously recognized income due to our distributor conversion in China, and relabeling costs. For the twelve months ended December 31, 2016, these items included relabeling costs and costs associated with a facility that was exited.

(D) Amortization of debt discount on convertible notes - When we sold $400 million principal amount of our 3.875% convertible notes (the “convertible notes”) in 2010, we allocated the proceeds between the liability and equity components of the debt, in accordance with GAAP. As a result, the $83.7 million difference between the proceeds of the sale of the convertible notes and the liability component of the debt constituted a debt discount that was to be amortized to interest expense over the approximately seven-year term of the convertible notes, which significantly increased the amount we recorded as interest expense attributable to the convertible notes. The amount of the amortization of the debt discount was reduced as a result of our repurchases of convertible notes in 2016 and 2017 and redemptions of the convertible notes by holders of the notes, although we continued to amortize the remaining portion of the debt discount to interest expense until August 2017, when all remaining convertible notes were either converted or matured.

(E) Intangible amortization expense - Certain intangible assets, including customer relationships, intellectual property, distribution rights, trade names and non-competition agreements, initially are recorded at historical cost and then amortized over their respective estimated useful lives. The amount of such amortization can vary from period to period as a result of, among other things, business or asset acquisitions or dispositions.

(F) Loss on extinguishment of debt - In connection with debt refinancings, debt repayments, repurchases of convertible notes and redemptions of convertible notes, outstanding indebtedness is extinguished. These events, which have occurred from time to time on an irregular basis, have resulted in losses reflecting, among other things, unamortized debt issuance costs, as well as debt prepayment fees and premiums (including conversion premiums resulting from conversion of convertible securities).

(G) Tax adjustments - These adjustments represent the impact of the expiration of applicable statutes of limitations for prior year returns, the resolution of audits, the filing of amended returns with respect to prior tax years and/or tax law changes affecting our deferred tax liability. In addition, for the twelve months ended December 31, 2017, these items include tax expense associated with the TCJA, which was enacted on December 22, 2017.

(H) Adjusted diluted shares are calculated by giving effect to the anti-dilutive impact of the Company’s convertible note hedge agreements, which reduced the potential economic dilution that otherwise would have occurred upon conversion of the Company's convertible notes. Under GAAP, the anti-dilutive impact of the convertible note hedge agreements is not reflected in the weighted average number of diluted shares.

ABOUT TELEFLEX INCORPORATED

Teleflex is a global provider of medical technologies designed to improve the health and quality of people’s lives. We apply purpose driven innovation - a relentless pursuit of identifying unmet clinical needs - to benefit patients and healthcare providers. Our portfolio is diverse, with solutions in the fields of vascular and interventional access, surgical, anesthesia, cardiac care, urology, emergency medicine and respiratory care. Teleflex employees worldwide are united in the understanding that what we do every day makes a difference. For more information, please visit teleflex.com.

Teleflex is the home of Arrow®, Deknatel®, Hudson RCI®, LMA®, Pilling®, Rusch® and Weck® - trusted brands united by a common sense of purpose.

CAUTION CONCERNING FORWARD-LOOKING INFORMATION

This press release contains forward-looking statements, including, but not limited to, the long-term contributions the NeoTract business is expected to make to the Company's revenue growth and margin profile, forecasted 2018 GAAP and constant currency revenue growth and GAAP and adjusted diluted earnings per share. Actual results could differ materially from those in the forward-looking statements due to, among other things, changes in business relationships with and purchases by or from major customers or suppliers; delays or cancellations in shipments; demand for and market acceptance of new and existing products; our inability to integrate acquired businesses into our operations, realize planned synergies and operate such businesses profitably in accordance with our expectations; the inability of acquired businesses to generate revenues in accordance with our expectations; our inability to effectively execute our restructuring programs; our inability to realize anticipated savings from restructuring plans and programs; the impact of healthcare reform legislation and proposals to amend the legislation; changes in Medicare, Medicaid and third party coverage and reimbursements; competitive market conditions and resulting effects on revenues and pricing; increases in raw material costs that cannot be recovered in product pricing; global economic factors, including currency exchange rates, interest rates, sovereign debt issues and the impact of the United Kingdom's vote to leave the European Union; difficulties in entering new markets; general economic conditions; and other factors described or incorporated in our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K.

TELEFLEX INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
	(Dollars and shares in thousands, except per share)
Net revenues	$595,106	$513,933	$2,146,303	$1,868,027
Cost of goods sold	264,375	240,881	974,501	871,827
Gross profit	330,731	273,052	1,171,802	996,200
Selling, general and administrative expenses	213,289	144,180	699,963	563,308
Research and development expenses	25,471	15,687	84,770	58,579
Restructuring and impairment charges	1,067	46,351	14,790	59,227
Gain on sale of assets	—	(194)	—	(4,367)
Income from continuing operations before interest, loss on extinguishment of debt and taxes	90,904	67,028	372,279	319,453
Interest expense	23,662	16,362	82,546	54,941
Interest income	(155)	(150)	(771)	(474)
Loss on extinguishment of debt	—	—	5,593	19,261
Income from continuing operations before taxes	67,397	50,816	284,911	245,725
Taxes on income from continuing operations	110,244	(10,060)	129,648	8,074
Income from continuing operations	(42,847)	60,876	155,263	237,651
Operating loss from discontinued operations	63	(806)	(4,534)	(922)
Tax benefit on loss from discontinued operations	(126)	(993)	(1,801)	(1,112)
(Loss) income on discontinued operations	189	187	(2,733)	190
Net income	(42,658)	61,063	152,530	237,841
Less: Income from continuing operations attributable to noncontrolling interest	—	—	—	464
Net income attributable to common shareholders	$(42,658)	$61,063	$152,530	$237,377
Earnings per share available to common shareholders:
Basic:
Income from continuing operations	$(0.95)	$1.38	$3.45	$5.47
(Loss) income on discontinued operations	—	0.01	(0.06)	0.01
Net income	$(0.95)	$1.39	$3.39	$5.48
Diluted:
Income from continuing operations	$(0.92)	$1.29	$3.33	$4.98
(Loss) income on discontinued operations	0.01	0.01	(0.06)	—
Net income	$(0.91)	$1.30	$3.27	$4.98
Dividends per share	$0.34	$0.34	$1.36	$1.36
Weighted average common shares outstanding:
Basic	45,093	44,058	45,004	43,325
Diluted	46,636	47,112	46,664	47,646
Amounts attributable to common shareholders:
Income from continuing operations, net of tax	$(42,847)	$60,876	$155,263	$237,187
(Loss) income from discontinued operations, net of tax	189	187	(2,733)	190
Net income	$(42,658)	$61,063	$152,530	$237,377

TELEFLEX INCORPORATED
CONSOLIDATED BALANCE SHEETS

	December 31,
	2017	2,016
	(Dollars and shares in thousands, except per share)
ASSETS
Current assets
Cash and cash equivalents	$333,558	$543,789
Accounts receivable, net	345,875	271,993
Inventories, net	395,744	316,171
Prepaid expenses and other current assets	47,882	40,382
Prepaid taxes	5,748	8,179
Assets held for sale	—	2,879
Total current assets	1,128,807	1,183,393
Property, plant and equipment, net	382,999	302,899
Goodwill	2,235,592	1,276,720
Intangibles assets, net	2,383,748	1,091,663
Deferred tax assets	3,810	1,712
Other assets	46,536	34,826
Total assets	$6,181,492	$3,891,213
LIABILITIES AND EQUITY
Current liabilities
Current borrowings	$86,625	$183,071
Accounts payable	92,027	69,400
Accrued expenses	96,853	65,149
Current portion of contingent consideration	74,224	587
Payroll and benefit-related liabilities	107,415	82,679
Accrued interest	6,165	10,450
Income taxes payable	11,514	7,908
Other current liabilities	9,053	8,402
Total current liabilities	483,876	427,646
Long-term borrowings	2,162,927	850,252
Deferred tax liabilities	603,676	271,377
Pension and postretirement benefit liabilities	121,410	133,062
Noncurrent liability for uncertain tax positions	12,296	17,520
Noncurrent contingent consideration	197,912	6,516
Other liabilities	168,864	45,499
Total liabilities	3,750,961	1,751,872
Commitments and contingencies
Convertible notes - redeemable equity component	—	1,824
Mezzanine equity	—	1,824
Shareholders’ equity
Common shares, $1 par value Issued: 2017 - 46,871 shares; 2016 - 45,814 shares	46,871	45,814
Additional paid-in capital	591,721	506,800
Retained earnings	2,285,886	2,194,593
Accumulated other comprehensive loss	(265,091)	(438,717)
	2,659,387	2,308,490
Less: Treasury stock, at cost	228,856	170,973
Total shareholders' equity	2,430,531	2,137,517
Total liabilities and shareholders' equity	$6,181,492	$3,891,213

TELEFLEX INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2017	2016
	(Dollars in thousands)
Cash flows from operating activities of continuing operations:
Net income	$152,530	$237,841
Adjustments to reconcile net income to net cash provided by operating activities:
Loss (income) from discontinued operations	2,733	(190)
Depreciation expense	56,497	54,415
Amortization expense of intangible assets	98,766	63,491
Amortization expense of deferred financing costs and debt discount	5,075	10,440
Loss on extinguishment of debt	5,593	19,261
Fair value step up of acquired inventory sold	10,442	—
Changes in contingent consideration	3,575	(6,445)
Impairment of long-lived assets	—	2,356
In-process research and development impairment charge	—	41,000
Stock-based compensation	19,407	16,871
Net gain on sales of businesses and assets	—	(4,367)
Deferred income taxes, net	(41,822)	(29,346)
Other	(18,469)	(13,311)
Changes in operating assets and liabilities, net of effects of acquisitions and disposals:
Accounts receivable	(11,039)	(11,029)
Inventories	(22,363)	6,408
Prepaid expenses and other current assets	547	(3,613)
Accounts payable and accrued expenses	39,001	15,422
Income taxes receivable and payable, net	125,828	11,386
Net cash provided by operating activities from continuing operations	426,301	410,590
Cash flows from investing activities of continuing operations:
Expenditures for property, plant and equipment	(70,903)	(53,135)
Payments for businesses and intangibles acquired, net of cash acquired	(1,768,284)	(14,040)
Proceeds from sales of businesses and assets	6,332	10,201
Net cash used in investing activities from continuing operations	(1,832,855)	(56,974)
Cash flows from financing activities of continuing operations:
Proceeds from new borrowings	2,463,500	671,700
Reduction in borrowings	(1,239,576)	(714,565)
Debt extinguishment, issuance and amendment fees	(26,664)	(8,958)
Proceeds from share based compensation plans and the related tax impacts	5,571	9,068
Payments to noncontrolling interest shareholders	—	(464)
Payments for acquisition of noncontrolling interest	—	(9,231)
Payments for contingent consideration	(335)	(7,282)
Dividends	(61,237)	(58,960)
Net cash provided by (used in) financing activities from continuing operations	1,141,259	(118,692)
Cash flows from discontinued operations:
Net cash used in operating activities	(6,416)	(2,110)
Net cash used in discontinued operations	(6,416)	(2,110)
Effect of exchange rate changes on cash and cash equivalents	61,480	(27,391)
Net increase (decrease) in cash and cash equivalents	(210,231)	205,423
Cash and cash equivalents at the beginning of the year	543,789	338,366
Cash and cash equivalents at the end of the year	$333,558	$543,789
Supplemental cash flow information:
Cash interest paid	$74,256	$44,203
Income taxes paid, net of refunds	$49,144	$23,955
Non cash investing and financing activities of continuing operations:
Purchases of businesses and related costs	$261,733	$—
Settlement and exchange of convertible notes with common or treasury stock	$53,207	$35,286
Acquisition of treasury stock from settlement and exchange of convertible note hedge and warrants	$141,405	$86,046